RPS Energy
309 Reading Road, Henley-on-Thames, Oxfordshire, RG9 IEL United Kingdom
T +44 (0) 1491 415400  F +44 (0) 1491 415415  E rpshen@rpsgroup.com  W www.rpsgroup.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Energy and of references to RPS Energy and to the inclusion of and references to our Evaluation of Polish Gas Assets dated February 23, 2015, or information contained therein, prepared for FX Energy, Inc., in the FX Energy, Inc., annual report on Form 10-K for the year ended 31st December 2014, and the incorporation by reference to the report prepared by RPS Energy into FX Energy, Inc.’s registration statement on Form S-3 to be filed July 30, 2015.

RPS Energy

/s/ Mark Hayes
Mark Hayes, CEng
Director, Engineering

30 July 2015